EXHIBIT 2.2

BOARD OF DIRECTORS RESOLUTION

GEM INDUSTRIES GROUP, INC.

In accordance with 18 OK Stat § 1027 (2022) Oklahoma Corporations Code

The undersigned, being all of the Directors of Gem Industries Group, Inc., an Oklahoma Corporation (the "Corporation") pursuant to the Bylaws of the Corporation and the Oklahoma Revised Statutes, hereby consent to the following actions of the Corporation as of November 2, 2023, a copy of which shall be filed with the minutes of the Corporation:

A.	The Corporation wishes to adopt and approve the actions (the “Actions”) set forth fully herein as it deems the Actions to be in the best interests of the Corporation on a going-forward basis.

B.	The Corporation shall hold its annual corporate meeting on any date during the month of January each year.

C.	This Resolution of the Corporation’s Board of Directors shall become effective immediately.

Whereas, the Corporation has deemed the following actions to be in its best-interests:

NOW, WHEREFORE IT IS RESOLVED AS FOLLOWS:

1. APPOINTMENTS/RESIGNATIONS

RESOLVED: That the Corporation has received notice of resignation from Joshua Blevins as on of the Corporation's Directors.

RESOLVED FURTHER: That the resignation of Joshua Blevins as a Director, shall become effective immediately upon the execution of this Resolution.

RESOLVED FURTHER: That Dr. David Wise, is hereby appointed as a Director, for the Corporation to serve until his own resignation or replacement.

RESOLVED FURTHER: That by taking the foregoing actions the Corporation's Board of Directors shall consist of the following person(s), and such persons appointments, to their respective office(s), are confirmed and/or ratified hereby:

Dawn Blevins	Chairperson of the Board
David Bormann	Director
Dr. David Wise	Director

2. AUTHORIZEDSHARES INCREASE.

RESOLVED: That the Corporation is increasing its authorized shares from 100,000 to 200,000,000 shares, common stock, par value of .0001. No preferred stock has been issued nor authorized.

3. OMNIBUS RESOLUTION.

RESOLVED, that the officers of the Corporation, and each of them, and such persons appointed to act on their behalf pursuant to the foregoing resolutions, are hereby authorized and directed in the name of the Corporation and on its behalf, to execute any additional certificates (including any officer's certificates), agreements, instruments or documents, or any amendments or supplements thereto, or to do or to cause to be done any and all other acts as they shall deem necessary, appropriate or in furtherance of the full effectuation of the purposes of each of the foregoing resolutions.

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This Unanimous Written Consent of the Board of Directors of Gem Industries Group, Inc., may be executed in any number of counterparts and each of such counterparts shall for all purposes constitute one Written Consent, notwithstanding that all directors are not signatories to the same counterpart, effective as of the date first written above. This Unanimous Written Consent may be executed by facsimile and such facsimile copy shall be conclusive evidence of the consent and ratification of the matters contained herein by the undersigned director.

Dated: November 2, 2023

By /s/Dawn Blevins

Dawn Blevins

CEO / Chairperson of the Board

By /s/David Bormann

David Bormann

CFO / Director

By /s/Joshua Blevins

Joshua Blevins

COO

/s/David Wise/

Dr. David Wise

Director

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